Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION AMENDS SENIOR CREDIT FACILITY
INCREASES BORROWING CAPACITY
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COVINGTON, LA (December 20, 2007) Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) announced today that it has amended and restated its unsecured, senior credit facility (the “Credit Facility”).  The amended Credit Facility provides for borrowing capacity of up to $300 million, increased from $220 million, under a revolving credit facility (the “Revolver”) and a term loan (the “Term Loan”).  The borrowing capacity of the Revolver increased from $160 million to $240 million, and the term of the Revolver was extended to December 20, 2012, from its previous maturity date of December 20, 2010.  Also, pricing and covenants under the amended Revolver have been improved.  The $60 million Term Loan remains unchanged with a maturity of December 20, 2010.  Additionally, the Company amended its accounts receivable securitization facility to revise certain financial covenants to align them with those under the amended Credit Facility.

Wachovia Bank, National Association was the Lead Arranger of the amended Credit Facility and will continue to act as the Administrative Agent.  JPMorgan Chase Bank served as Syndication Agent while Capital One, National Association; Regions Bank and Wells Fargo Bank, National Association were Co-Documentation Agents.  Bank of America, National Association and Comerica Bank also participated in the amended Credit Facility.

Pool Corporation is the largest wholesale distributor of swimming pool and related outdoor lifestyle products.  Currently, POOL operates over 280 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and the housing market and other risks detailed in POOL’s 2006 Annual Report on Form 10-K and 2007 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com